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                                                               EXHIBIT 99(3)(iv)

                     LIFE INSURANCE BROKER-DEALER AGREEMENT


LIFE INSURANCE BROKER-DEALER AGREEMENT made as of __________, 199_ between AETNA LIFE INSURANCE AND ANNUITY COMPANY, an insurance company organized and existing under the laws of the state of Connecticut, with offices at 151 Farmington Avenue, Hartford, Connecticut 06156 (referred to in this Agreement as the "Company") and ____________________, a ______________________ corporation with offices at ____________________________________________ (referred to in this
Agreement as "Broker-Dealer").

1.   APPOINTMENT AND AUTHORIZATION

     (a) The Company wishes to appoint Broker-Dealer as Broker-Dealer of the Company, and Broker-Dealer agrees to accept this appointment, subject to the terms and conditions of this Agreement.

     (b) The Broker-Dealer is authorized to solicit and submit to the Company applications for all of the Company's life insurance products (referred to in this Agreement as "Policies"), including but not limited to, the Company's variable life insurance products, to deliver the Policies, to collect first premiums, and to service the business.

     (c) The Company and the Broker-Dealer represent that each is registered with the Securities and Exchange Commission as a Broker-Dealer under the Securities Exchange Act of 1934, as amended, and that each is a member in good standing of the National Association of Securities Dealers, Inc. (referred to in this Agreement as "NASD").

     (d) The Company represents that its variable life insurance products are registered, as necessary, under the Securities Act of 1933, and that it is qualified to transact the business of insurance in all states and the District of Columbia, and has received all the necessary state approvals to sell its Policies.

2.   DUTIES OF THE BROKER-DEALER

     (a) The Broker-Dealer will comply with all requirements of the Company governing the submission of applications and shall make available to the Company all information, whether favorable or unfavorable, which comes into the Broker-Dealer's possession concerning the underwriting of any risk.

     (b) The Broker-Dealer will obligate the Company only to the extent authorized (1) by this Agreement, and amendments to this Agreement as may be made by the Company from time to time; (2) by the rules, procedures and regulations set forth by the Company; and (3) as may be authorized in writing by an authorized officer of the Company.

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     (c)  The Broker-Dealer will promptly return to the Company all Policies not delivered within the prescribed time period.

     (d) The Broker-Dealer will notify the Company in writing of a change in the chief executive officer, if a corporation; a general partner if a partnership; or the majority ownership of the agency.

3.   LIMITATIONS OF BROKER-DEALER'S AUTHORITY

     (a) The Broker-Dealer is not authorized and is expressly forbidden on behalf of the Company to make, alter, modify, waive or change any of the terms, rates, or conditions of any of the Company's forms, Policies, contracts, or advertising materials. The Broker-Dealer shall not discharge contracts or waive forfeitures, quote extra rates, extend the time of payment of any premium, extend credit, or guarantee dividends.

     (b) The Broker-Dealer is not authorized and is expressly forbidden on behalf of the Company to estimate future dividends or policy performance except through the use of authorized projections or illustrations of the Company.

     (c) Any money or property due or to become due the Company from customers as premiums or otherwise are funds of the Company ("Company Funds"). The Broker-Dealer is not authorized to receive Company Funds except the initial premiums, and is not authorized to deduct commissions, service fees, or allowances from any Company Funds it collects. All Company Funds collected by the Broker-Dealer for the Company must be immediately delivered to the Company and shall not be commingled with the Broker-Dealer's personal funds. If any Company Funds are not remitted to the Company in accordance with this Section, the Company shall have a first lien on all compensation due or which may become due the Broker-Dealer to the extent of such funds.

     (d) The Broker-Dealer has no exclusive territory, and has no exclusive rights in any term conversions, policy increases or purchase options, or any salary budget, group, pension or other multiple-life case.

     (e) The Broker-Dealer shall not hold itself out as an employee, partner, joint venturer, officer, or associate of the Company; nor as an agent of the Company in any other manner, or for any other purpose, than as specifically provided in this Agreement.

     (f) The Company reserves the right to approve the form of any agreement between the Broker-Dealer and its employees, agents, and registered representatives with regard to services provided or compensation paid in accordance to this Agreement, but such agreement and approval shall not create any liability on the Company's part whatsoever.

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4.   LICENSES

     Where consistent with state law, the Broker-Dealer will be responsible for not only securing and keeping in effect for itself and its employees, agents, and registered representatives any licenses required to represent the Company, but also for not allowing any of its employees, agents, or registered representatives to sell any Company Policy if subject to either an NASD or state bar or suspension order. The Broker-Dealer agrees to offer, solicit or service the Company's Policies only through persons who are properly licensed and appointed by the Company and, as necessary, registered with the NASD to do so. No person, whether licensed or unlicensed, may solicit any Company Policy on behalf of the Broker-Dealer unless approval in writing has been granted by an authorized officer of the Company.

5.   ADMINISTRATIVE PROCEDURES

     (a) The Broker-Dealer is not authorized to offer or solicit a Company Policy for sale until notified by the Company that the Policy has been approved by the appropriate state and federal authorities, as required.

     (b) The Company controls the sale of all its Policies, and reserves the unconditional right to refuse to accept or approve any applications or enrollments obtained by the Broker-Dealer. Assuming Company acceptance of the application submitted by the Broker-Dealer, each Policy sold through the Broker-Dealer will be mailed directly from the Company to the Broker-Dealer's office for personal delivery to the appropriate person.

     (c) Applications, enrollment forms, other Company forms and payments received by Broker-Dealer's employees, agents, or registered representatives will promptly be forwarded to the Broker-Dealer, which will conduct a review to determine the suitability of the proposed sale. After the Broker-Dealer has conducted its suitability review, and assuming good order, it will forward all relevant documents, including any required completed forms and related payments, to the Company's designated office within two (2) business days, whereupon the Company will begin its underwriting process.

     (d) Broker-Dealer personnel will follow established Company administrative procedures, unless otherwise provided in this Agreement, with regard to the processing of applications, prospectus receipts, and related documents. The Company will, as appropriate, advise the Broker-Dealer of these procedures.

     (e) The Broker-Dealer will be credited with all Policies issued by the Company upon application bearing its name as Broker-Dealer.

     (f) Commission statements and checks related to business generated by the Broker-Dealer will be mailed directly by the Company to its designated office for distribution to the Broker-Dealer as directed.

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6.   COMPENSATION

     (a) The Company will pay the Broker-Dealer in full compensation for all services rendered by the Broker-Dealer under this Agreement, the applicable commissions, fees and allowances specified in the Company's Individual Life Insurance Schedule of Agents Commissions ("Commissions Schedule") in force on the date of issue of the Policy, on premiums paid for each Policy credited to the Broker-Dealer under this Agreement.

     (b) The Company reserves the right to revise the Commissions Schedule, but any revision of Commissions Schedule shall apply only to Policies thereafter issued. The publication of revisions to the Commissions Schedule shall constitute notification to the Broker-Dealer, and any revised Commissions Schedule shall become a part of this Agreement on the effective date of the revisions.

     (c) Commissions based on premiums applicable to the Company's variable life insurance products will only be paid to or through the Broker-Dealer if it is properly registered with the NASD.

7.   COMMISSIONS ON SPECIAL CASES

     Commissions payable on the following cases, irrespective of any other provision of this Agreement, will be at the rates allowed under the Company's rules and practices at the time the premium is due:

     (a)  Premiums on backdated conversions of Term Life Insurance Policies;
     (b)  Premiums on reinstatement of lapsed policies; and
     (c) Premiums on special plans not shown in the Company's rate books, or on cases carrying special rate quotations.

8.   GROUP CONVERSIONS AND WAIVED PREMIUMS

     Commissions will not be payable on premiums on conversions of Group and Employee Insurance, or premiums waived on account of disability.

9.   REFUND OF COMMISSIONS

     Should the Company for any reason refund or credit to the customer any premium, the Broker-Dealer will promptly, on demand, refund to the Company all commissions and other compensation received on such premium. Commission adjustments will be made on decreases in premium on which first year commissions have previously been paid.

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10.  ADVANCES AND INDEBTEDNESS

     (a) The Company is authorized, at any time either before or after the termination of this Agreement, to deduct from any compensation due from the Company to the Broker-Dealer the entire amount of any funds, including, but not limited to, advances or debts, owed by the Broker-Dealer to the Company or its affiliates, associates, parents or subsidiaries, but only to the extent of the actual amount owed by the Broker-Dealer as determined by the Company.

     (b) Any compensation paid to the Broker-Dealer for premiums or considerations later returned or credited to the customer, or any overpayment of compensation shall be a debt due to the Company from the Broker-Dealer and payable in accordance with Section 10(a) above.

     (c) In addition to all other rights available to the Company as a creditor, the Company shall have a first lien on all compensation payable under this Agreement for any of the funds, advances or debts described in this Section.

     (d) To the extent that compensation due to the Broker-Dealer from the Company is insufficient to cover advances, the difference shall become a debt due to the Company. Interest at the rate of 6% per annum shall be charged from the date any indebtedness becomes due and payable to the Company.

11.  GENERAL CONDUCT, REBATES, REPLACEMENTS

     (a) The Company will conduct training programs for the appropriate employees, agents, and registered representatives of the Broker-Dealer at times and places mutually agreed upon to describe the Company's Policies and related sales as well as administrative processes. The Broker-Dealer agrees that it will use its best efforts to participate in conducting these programs and that the appropriate employees, agents, and registered representatives will attend these programs before they will be permitted to sell any Company Policy in accordance with this Agreement. Moreover, the Broker-Dealer agrees that it will pay all expenses that its employees, agents, and registered representatives incur in connection with these programs, as well as, the cost of any meeting room required in connection with the programs.

     (b) The Company and Broker-Dealer agree to cooperate fully in any investigation or proceeding with respect to any employee, agent, or registered representative of the Broker-Dealer or the Broker-Dealer itself to the extent that this investigation or proceeding has been undertaken in connection with the Company Policies and related services marketed under this Agreement. Without limiting the foregoing:

          (i) The Company will promptly notify the Broker-Dealer of any customer complaint or notice of any investigation or proceeding received by it with respect to the Broker-Dealer or any employee, agent, or registered representative of the

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                    Broker-Dealer or the Company that may affect the issuance of the Policies or services marketed under this Agreement.

          (ii) The Broker-Dealer will promptly notify the Company of any customer complaint or notice of any investigation or proceeding received by the Broker-Dealer with respect to it or any employee, agent, or registered representative of the Broker-Dealer in connection with the Policies or services marketed under this Agreement or any related activity.

     (c) The Broker-Dealer will comply with all rules of the Company and with applicable federal, state or other laws and regulations governing the sale of the Company's Policies.

     (d) The Broker-Dealer shall not rebate, or allow to be rebated, or offer, or allow to be offered, all or any part of a commission or premium on a Policy issued, or to be issued by the Company, or withhold any money due to, or property of, the Company.

     (e) The Broker-Dealer shall not either before or after the termination of this Agreement induce or endeavor to induce any customers of the Company to discontinue the payment of premiums or to relinquish a policy, contract or certificate or induce any other broker-dealer, agent or general agent of the Company to leave its service.

     (f) The Broker-Dealer shall comply with the replacement rules and regulations of the Company and the state in which the Broker-Dealer is licensed and shall not directly or indirectly engage in selling practices involving "twisting" or "switching" of contracts of the Company or of other companies offering mutual funds, securities, other investment products, insurance or annuity contracts.

12.  ADVERTISING

     (a) The Broker-Dealer agrees that it will not, directly or indirectly, use or disseminate advertising matter, prospectuses, circulars, letters, booklets, schedules, stationery, broadcasting, or sales material of any kind concerning the Company or its Policies until approved by an officer of the Company in writing.

     (b) The Company will supply the Broker-Dealer with reasonable quantities of current prospectuses as filed with the Securities and Exchange Commission and appropriate sales material. In offering Company variable Policies, the Broker-Dealer shall use only sales or promotional material that has been approved by the Company and filed with the NASD. All Broker-Dealer plans and methods for marketing Company Policies will be subject to review by the Company on a periodic basis, but not less frequently than annually.

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13.  OWNERSHIP OF RECORDS

     (a) All records, customer files and related paperwork, literature, authorization cards, sales aids, sales and rate manuals, computer software, supplies and equipment of every kind and nature furnished to the Broker-Dealer by the Company or obtained by the Broker-Dealer and relating to the solicitation, service or sale of Policies subject to this Agreement shall be the exclusive property of the Company and shall be returned to the Company free from any claims or asserted retention rights of the Broker-Dealer upon termination of this Agreement.

     (b) The Broker-Dealer shall safely keep and preserve Company property and shall replace at the Broker-Dealer's expense any item which may be lost, destroyed or defaced while in the Broker-Dealer's possession or control. On termination of this Agreement, the Broker-Dealer shall deliver to the Company, or any person as it may designate, all Company property in the Broker-Dealer's possession or control. Pending return of these items, the Company may withhold any and all compensation which may be due to the Broker-Dealer.

     (c) The Broker-Dealer agrees to keep confidential any and all information obtained pursuant to this Agreement, and shall disclose this information only if either authorized by the Company or expressly required by applicable statute, regulation, or other regulatory rule.

14.  TERMINATION AND THE RIGHT TO COMPENSATION THEREAFTER

     (a) This Agreement may be terminated without cause by either party upon at least thirty days written notice specifying the termination date.

     (b)  This Agreement will automatically terminate:
          (i) upon the death or total and permanent physical or mental disability of the Broker-Dealer, if an individual;
          (ii) upon the dissolution of the corporation, if the Broker-Dealer is a corporation;
          (iii) upon the dissolution of the partnership, if the Broker-Dealer is a partnership;
          (iv) upon the expiration or lapse of the Broker-Dealer's license and appointment to represent the Company; or
          (v) upon at the end of any calendar year during which the Broker-Dealer has not maintained the agreed upon thirteen month life premium persistency, and has not been credited with the minimum amount of first year commission on life insurance sold under this Agreement established by the Company at the date of this Agreement and set forth by the Company at the beginning of each calendar year thereafter.

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     If this Agreement is terminated as provided in Section 18(a) or (b), the
     Broker-Dealer shall be entitled to commissions as set forth in the Commissions Schedule.

     (c) The Company may terminate this Agreement for cause at any time, without prior notice, if:
          (i) the Broker-Dealer shall fail to conform to the rules and regulations of the Company;
          (ii) the Broker-Dealer shall have his license to transact business as contemplated by this Agreement revoked, suspended, or refused by a state licensing authority;
          (iii) the Broker-Dealer shall fail to comply with the laws, Insurance Department regulations, or other administrative regulations, governing the insurance business of the state in which the Broker-Dealer is licensed or of any other state in which the Company is authorized to do business;
          (iv) the Broker-Dealer shall induce, or attempt to induce, any registered representative, general agent, or any producer contracted with a general agent, or any other agent or employee of the Company to leave its service, or to cease soliciting or writing business for the Company, or to decrease the volume of business so written, or if the Broker-Dealer shall improperly induce, or attempt to induce, any policyholder of the Company to discontinue premium payments on his policy;
          (v) the Broker-Dealer shall make false or misleading statements about the Company; or
          (vi) the Broker-Dealer shall commit any fraud in connection with the solicitation, sale, or service of any Company Policy.

     If the Company terminates this Agreement for cause, no further commission, service fees, or expense reimbursement allowance shall be payable to the Broker-Dealer after the termination, except commissions, service fees, or expense reimbursement allowance which were payable prior to the termination, less any outstanding indebtedness to the Company.

     (d) For purposes of determining whether this Agreement has been breached, if the Broker-Dealer is a partnership or a corporation, then the acts of all general partners of the partnership, or of all officers, directors and voting shareholders of the corporation, as the case may be, shall be deemed acts of the Broker-Dealer.

     (e) In the event that the Broker-Dealer, or any partner of the Broker-Dealer, or any shareholder of the Broker-Dealer, at any time after the termination of this Agreement shall improperly induce, or attempt to induce, any policyholder of the Company to cancel or fail to renew any insurance with the Company, or shall induce or attempt to induce, within two years after the termination of this Agreement, any registered representative, general agent, or any other agent or employee of the Company to leave its service, or to cease soliciting or writing business for the Company, or to reduce the volume of business written, then the Company shall have the right to terminate all future payments of any sort. This provision shall survive the termination of the other items and provisions of this Agreement.

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     (f)  Payments becoming due after termination also shall be subject to the provisions of Section 10.

     (g) Notwithstanding the termination of the Agreement, the Company and Broker-Dealer acknowledge that each of them shall be individually and respectively liable, responsible and accountable for any and all actions undertaken prior to the effective date of the Agreement's termination.

15.  ASSIGNMENT

     (a) An assignment of commissions shall not be binding upon the Company until a copy of the assignment has been received at the Company's Home Office and approved in writing by an officer of the Company. The Company does not assume any responsibility for the validity, sufficiency or tax consequences of any assignment.

     (b) This Agreement may not be assigned unless an authorized officer of the nonassigning party agrees in writing to the proposed assignment.

16.  LIABILITIES OF BROKER-DEALER

     (a) The Broker-Dealer assumes full responsibility for the supervision of its employees, agents, and registered representatives in all their activities relating to the Company under this Agreement.

     (b) The Broker-Dealer will indemnify and hold the Company harmless for all expenses, loss or damage suffered by the Company because of a violation of, or refusal or failure to comply with the terms of this Agreement or with any federal or state laws, rules or regulations, by the Broker-Dealer, the Broker-Dealer's employees, registered representatives, assigns, and any other persons engaged by or acting on the Broker-Dealer's behalf. The rights and remedies reserved by the Company in this Agreement are in addition to and not exclusive of any other right or remedy available to the Company.

     (c) The Company, in its sole discretion and business judgment, may make a financial settlement with respect to a particular customer's policy or account in response to this customer's allegation of an error, omission, or wrongdoing by the Broker-Dealer, its employees, agents, or registered representatives. If a settlement is made, the Company will recover the amount of that settlement under Section 10, "Advances and Indebtedness," as if the settlement is a debt owed by the Broker-Dealer to the Company.

     (d) The Broker-Dealer will reimburse the Company for any and all expenses incurred by the Company to enforce any of the provisions of this Agreement.

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17.  REVOCATION OF PRIOR AGREEMENTS

     The execution of this Agreement by the Company and Broker-Dealer terminates and supersedes all previous contracts or agreements made between said parties except as to renewal commissions, first year commissions and the service fees provided for in those contracts, if any, that may now be due or shall become due the Broker-Dealer on business written prior to the effective date of this Agreement. But nothing in this Section shall be construed to effect or waive any claim of any kind, whether for money or otherwise, of the Company against the Broker-Dealer or any obligations or vested right under any prior contract or agreement.

     This Agreement shall be effective to cover all applications taken by the Broker-Dealer on or after the date of this Agreement. Notwithstanding prior or subsequent oral agreements to the contrary, this Agreement and the appropriate Commissions Schedule shall constitute the entire agreement between the parties.

18.  STATUS OF BROKER-DEALER

     The relationship of the Broker-Dealer and its employees, agents, and registered representatives to the Company shall be that of an independent contractor, and nothing contained in the Agreement shall be construed to create an employer-employee relationship, partnership, or joint venture between the Company and Broker-Dealer.

19.  GOVERNING LAW

     This contract shall be governed by the laws of the State of Connecticut.

20.  SEVERABILITY

     In the event one or more, but not all of the provisions of this Agreement are declared unlawful or unenforceable by a court of competent jurisdiction, such determination shall not affect the legality or enforceability of the remainder of the terms of this Agreement.

21.  MODIFICATIONS OF THIS AGREEMENT

     Neither this Agreement nor any of its provisions shall be modified or amended unless in writing and signed by the Company and Broker-Dealer.


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22.  NOTICE

     (a) All notices and demands made under this Agreement shall be valid only if in writing and hand-delivered or properly sent by (i) United States certified or registered mail, postage prepaid, return receipt requested; or (ii) overnight delivery service such as Emery or Federal Express with provisions for a receipt and delivery charge prepaid, addressed as follows or to any other address a party may designate by giving notice to the other party.

     (b) Any notice sent to the Company should be sent to Vice President, Individual Life Sales, Aetna Life Insurance and Annuity Company, 151 Farmington Avenue, Hartford, CT 06156 and a copy sent to the Company's Life Sales Manager. Any notice sent to the Broker-Dealer should be sent to the address indicated on page 1.

23.  BENEFIT

     This Agreement shall be binding upon, and inure to the benefit of the parties to this Agreement, their legal representatives, successors, and assigns (to the extent limited by this Agreement).

24.  MISCELLANEOUS

     (a)  The Company reserves the right to:
          (i) modify the amount or plan of any Policy or its premium rates;
          (ii)      modify any issue or underwriting rules;
          (iii)     cancel or rescind any existing Policy;
          (iv) withdraw any Policy from any state at any time or introduce new Policies.

     (b) The failure of the Company to enforce the performance of any of the terms of this Agreement will not constitute a waiver unless agreed to in writing by the Company and the Broker-Dealer.

     (c) The captions and headings of the sections of this Agreement are for convenience only and are not to be used to interpret, modify, define or limit the provisions of this Agreement.

The Company and Broker-Dealer, by their duly authorized officers, have caused this Agreement to be executed.

Signed at ________________________ on _______________________________

Effective:  ______________________________

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                                        AETNA LIFE INSURANCE AND ANNUITY CO.


__________________________________      ___________________________________

By:_______________________________      By: _______________________________
        (Print Name and Title)                  (Print Name and Title)

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Life Code No. ____________________      Social Security (or EIN) No. ______

Aetna Life Insurance and Annuity Code No. _________________________________




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